Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-160283

PROSPECTUS

Tyson Foods, Inc.

Offer to Exchange All Outstanding $810,000,000 10.50% Senior Notes due 2014

for

$810,000,000 10.50% Senior Notes due 2014 which have been registered under the Securities Act

We are offering to exchange new 10.50% Senior Notes due 2014 (which we refer to as the “new notes”) for our currently outstanding 10.50% Senior Notes due 2014 (which we refer to as the “old notes”) on the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal.

The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on August 21, 2009, unless extended.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the date of expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The New Notes

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The terms of the new notes to be issued are identical in all material respects to the outstanding old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will not have any of the transfer restrictions and additional interest provisions relating to the old notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture.

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The notes will be our general unsecured, unsubordinated obligations. Accordingly, they will: (i) rank senior in right of payment to any of our future subordinated debt; (ii) rank equally with all of our existing and future unsecured, unsubordinated debt; (iii) be effectively subordinated to our existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under our credit facility; and (iv) be structurally subordinated to all of the liabilities of our non-guarantor subsidiaries.

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The guarantees will be general unsecured, unsubordinated obligations of the guarantors. Accordingly, they will: (i) rank equally with all of the guarantors’ existing and future unsecured, unsubordinated debt; (ii) be effectively subordinated to the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including the guarantees by the guarantors of obligations under our credit facility; and (iii) rank senior in right of payment to any of the guarantors’ future subordinated debt.

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No public market exists for the old notes or the new notes. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

See “Risk Factors” beginning on page 11 for a discussion of matters that participants in the exchange offer should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2009

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Tyson,” “we,” “our,” and “us” and the “Company” are to Tyson Foods, Inc. and its consolidated subsidiaries.

The “old notes” consisting of the 10.50% Senior Notes due 2014 which were issued March 9, 2009 and the “new notes” consisting of the 10.50% Senior Notes due 2014 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.”

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Tyson Foods, Inc., Investor Relations Department, 2200 Don Tyson Parkway, Springdale, AR 72762, telephone (479) 290-5410. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such new notes were acquired by such broker-dealer as a result of

i

market-making activities or other trading activities. We have agreed to furnish to each broker-dealer, without charge, as many copies of this prospectus as such broker-dealer may reasonably request. See “Plan of Distribution.”

We have not authorized any person to give you any information or to make any representations about the exchange offer other than those contained in this prospectus. If you are given any information or representations that are not discussed in this prospectus, you must not rely on that information or those representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in the affairs of Tyson or its subsidiaries since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and “should,” and variations of these words and similar expressions, are intended to identify these forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

•	the effect of, or changes in, general economic conditions;

•	fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy;

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market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins;

•	successful rationalization of existing facilities and operating efficiencies of the facilities;

•	risks associated with our commodity trading risk management activities;

•	access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics;

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outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets;

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changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock;

•	issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation;

•	changes in consumer preference and diets and our ability to identify and react to consumer trends;

•	significant marketing plan changes by large customers or loss of one or more large customers;

•	adverse results from litigation;

•	risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook;

•	compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws;

•	our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations;

•	effectiveness of advertising and marketing programs; and

•	those factors listed under Item 1A. “Risk Factors” included in our September 27, 2008, Annual Report filed on Form 10-K.

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors, including, without limitation, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. See also “Where you can find more information” on page 92.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all the information you should consider before tendering old notes in the exchange offer. You should carefully read the entire prospectus, including the documents incorporated in it by reference. This prospectus and the letter of transmittal that accompanies it collectively constitute the exchange offer.

Our Company

Founded in 1935, we are the world’s largest meat protein company and the second-largest food production company in the Fortune 500 with one of the most recognized brand names in the food industry. We produce, distribute and market chicken, beef, pork, prepared foods and related allied products. Our operations are conducted in four segments: Chicken, Beef, Pork and Prepared Foods. Some of the key factors influencing our business are customer demand for our products, the ability to maintain and grow relationships with customers and introduce new and innovative products to the marketplace, accessibility of international markets, market prices for our products, the cost of live cattle and hogs, raw materials and grain, and operating efficiencies of our facilities.

We operate a fully vertically integrated poultry production process. Our integrated operations consist of breeding stock, contract growers, feed production, processing, further-processing, marketing and transportation of chicken and related allied products, including animal and pet food ingredients. Through our wholly-owned subsidiary, Cobb-Vantress, Inc., we are one of the leading poultry breeding stock suppliers in the world. Investing in breeding stock research and development allows us to breed into our flocks the natural characteristics found to be most desirable.

We also process live fed cattle and hogs and fabricate dressed beef and pork carcasses into primal and sub-primal meat cuts, case ready beef and pork and fully-cooked meats. In addition, we derive value from allied products such as hides and variety meats sold to further processors and others.

We produce a wide range of fresh, value-added, frozen and refrigerated food products. Our products are marketed and sold primarily by our sales staff to national and regional grocery retailers, regional grocery wholesalers, meat distributors, warehouse club stores, military commissaries, industrial food processing companies, national and regional chain restaurants or their distributors, international export companies and domestic distributors who serve restaurants, foodservice operations such as plant and school cafeterias, convenience stores, hospitals and other vendors. Additionally, sales to the military and a portion of sales to international markets are made through independent brokers and trading companies.

Our common stock is listed on the New York Stock Exchange under the symbol “TSN.” Our principal executive offices are located at 2200 Don Tyson Parkway, Springdale, Arkansas 72762-6999, and our telephone number is (479) 290-4000.

Competitive strengths

We believe our competitive strengths will enable us to expand our position as a global leader in the protein sector.

Scale and leading market positions across the chicken, beef and pork industries. We are the largest producer and marketer of chicken, beef and pork and are among the market leaders in sales volume of chicken, beef and pork. Global protein demand is strong, and we believe it will continue to expand consistent with rising standards of living and a growing middle class in highly populated areas around the world. As the world’s leading protein provider, we are well-positioned to serve this growing demand.

Diversified business model. Our business model is diversified across three proteins, all major distribution channels, various types of products and geographies of production and distribution. Our diversification can help reduce the impact from volatility in market fundamentals affecting specific segment performance in each protein. We also understand consumer needs and trends and are able to provide them the products they desire, from the most basic protein to fully-prepared meals, whether eaten at home or away from home.

•	Distribution channel diversification:

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Retail—The Tyson brand is one of the most recognized brands in the United States retail channel, and our products can be found in major grocery chains, wholesale club stores, convenience stores, drugstore chains and military commissaries. The Company sells many different products in this channel, including case-ready fresh chicken, beef and pork, bacon, canned chicken, individually quick frozen chicken, chicken nuggets, strips and patties, deli meats and rotisserie chicken.

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Foodservice—We are a leading protein provider to major national chains, including quick service restaurants and casual, mid-scale and fine dining establishments. We also supply broadline distributors and on-site foodservice venues, including hospitals and school cafeterias.

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Product diversification. We are a value-added food company with a commodity base; therefore, we manufacture products ranging from commodity boxed beef and pork and bulk-pack chicken to highly customized specialty foods. Tyson supplies pizza crusts as well as pepperoni, sausage and beef toppings to national pizza chains and retail frozen pizza manufacturers. We are also a supplier of soups, sauces and side dishes for the foodservice industry, and we are one of the largest tortilla manufacturers in the United States.

In addition to the Tyson brand, we have several other strong brands for our bacon and deli meats businesses including Wright®, Russer® and Corn King®. We also manufacture products for our leading customers’ in-house, or private label, brands.

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Geographical diversification. We export protein to more than 90 countries and have in-country operations in the United States, Mexico, China, Argentina, Brazil and India, among others. During our 2008 fiscal year, international sales accounted for approximately 14% of our total sales.

Culture of product innovation. We have a long history of developing and marketing products that appeal to customers and consumers’ demand for delicious, healthy and convenient food. This strength derives from proprietary consumer insights we obtain through our state-of-the-art product development facility, Tyson Discovery Center, and is complemented by our own culinary and food manufacturing expertise. Our extensive research and development capabilities enable us to create food products which possess the flavor profiles, nutritional characteristics and ease of preparation attributes that our customers and consumers desire. We have recently introduced a line of “value” chicken and beef items for our restaurant operators that offer great flexibility and variety to these operators’ menus.

Senior executive officers with significant experience in the protein industry. We have one of the most experienced senior management teams in the protein industry. Our senior executive officers’ experience in the protein industry has spanned disparate product and market cycles and regulatory regimes.

The Tyson strategy

Our primary objectives are to capitalize on current market conditions and build on our competitive strengths to enhance our position as a global leader.

Growth through innovation and insight. Tyson led the move to add value to chicken in the 1970s and 1980s. In the 1970s, cooking was a primary means of moving product up the value chain, in both partially and fully cooked forms. Cooked product was initiated in foodservice, then as appropriate transferred to retail sales. Deboning chicken also became important in the 1970s as we needed boneless product to produce products such as patties and nuggets. The 1980s saw Tyson expanding further into deboned product and moving even further up the value chain in cooked products. We are building on this history through further investment in assets and activities with the goals of helping our customers grow their businesses and increasing our revenue.

In February 2007, we opened the Tyson Discovery Center, a state-of-the-art product development facility that enhances our ability to partner with our foodservice and retail customers. With 19 test kitchens, sensory panel and focus group areas, a packaging lab and a pilot plant USDA certified for chicken, beef and pork, the Discovery Center has greatly improved our speed-to-market as well as customer collaboration. Located at our world headquarters in Springdale, Arkansas, the Discovery Center is often a destination for leaders of major retail and foodservice operations, who see first hand the benefits of our facilities and the value Tyson can bring to their businesses. For example, we partner with various quick service restaurants and other restaurant chains to develop and enhance their menu and product offerings.

International growth through exports and in-country production. Our global distribution network and international infrastructure have enabled us to develop extensive local market knowledge and have helped facilitate new strategic investments. It is our goal to generate a return on invested capital in excess of 20% from our international growth strategies and we believe we will exceed $5,000 million in international revenue in fiscal 2010. In February 2008, we announced the formation of a joint venture with Jiangsu Jinghai Poultry Industry Group to grow and process chicken to serve eastern China. In June 2008, we announced the purchase of a 51% stake in Godrej Foods, Ltd., a leading agribusiness enterprise in India. In July 2008, we signed an agreement to acquire a controlling stake in Shandong Xinchang Group, a Chinese poultry producer. In October 2008, we acquired three vertically integrated poultry companies in southern Brazil. We will continue to evaluate further opportunities for global expansion.

Growth in new markets through renewable products. The primary platform for our renewable products initiative is energy. Through Dynamic Fuels LLC, a 50/50 joint venture with Syntroleum Corporation, we plan to turn inedible fats, greases and oils into synthetic renewable diesel. The cost to construct the facility in which Dynamic Fuels will conduct its operation is estimated to be $138 million, which is being funded by $100 million of Gulf Opportunity Zone tax-exempt bonds issued in October 2008, along with equity contributions made by Tyson and Syntroleum Corporation, all of which have been made. Construction began in October 2008 and will continue through late 2009, with production targeted for early 2010. Operating profits, which are anticipated to begin in fiscal 2010 for Dynamic Fuels, will be driven by market fundamentals such as fuel markets, feedstock markets and government support. When the facility reaches full capacity, the annual operating profits are forecast between $35 and $60 million, half of which would accrue to us based on our 50% joint venture interest in Dynamic Fuels. In other platforms, we have the potential to derive value through the development and manufacturing of pet products, nutraceuticals such as collagen and protein supplements and biotech applications including health and beauty products and super absorbent materials.

Improved profitability through efficiencies. During fiscal 2006, we implemented programs to improve profitability by reducing costs and streamlining processes throughout our business, with a particular focus on the beef and pork businesses. We estimate these initiatives resulted in cost savings of more than $250 million in fiscal 2007. Based on these and other proactive steps taken by management, we believe our operating margins in our beef and pork businesses are currently among the best in the industry.

During fiscal 2008, we made capital expenditures related to our chicken business of approximately $140 million to improve operating efficiencies in our plants by adding processing flexibility and reducing interplant product movement. We estimate these expenditures resulted in cost savings related to our chicken business of approximately $67 million in fiscal 2008. We anticipate these expenditures, along with yield improvement projects, will result in approximately $250 million in additional cost savings in fiscal 2009.

Hedging activities

Changes in the price of commodities, such as grains and livestock, present market risks for operating results. To address these risks, we engage in certain commodity risk management activities in which we use derivative financial instruments, primarily futures and options, to reduce the effect of changing commodity prices and as a mechanism to procure the underlying commodity. Similar to the capital markets, the commodities markets have been volatile over the past year. Grain and some energy prices reached an all-time high during our fourth quarter of fiscal 2008 before falling sharply. While the reduction in grain and energy prices will benefit us long-term, we recorded losses related to these financial instruments in the first six months of fiscal 2009 of $251 million. The Company has recently implemented a more conservative policy regarding its hedging activities, mostly due to changes in business practices that reduce price volatility risk.

Current debt and guarantee structure of the Company

The following table sets forth certain of our long-term debt and the guarantees of such long-term debt as of March 28, 2009:

TYSON	GUARANTORS
$1.0 billion Credit Facility due 2012	Tyson Fresh Meats, Inc. (“TFM”) and other domestic operating subsidiaries of Tyson

Senior notes:
$752 million new Senior Notes due 2014 (which reflects an aggregate principal amount of $810 million less the unamortized issue discount)	TFM and other domestic operating subsidiaries of Tyson
$960 million 6.60% Senior Notes due 2016(1)	TFM
$458 million 3.25% Convertible Senior Notes due 2013	None
$172 million 7% Senior Notes due 2018	None
$27 million 7% Senior Notes due 2028	None
$961 million 8.250% Senior Notes due 2011	None

TFM(2)	GUARANTORS
$9 million 7.125% Senior Notes due 2026	Tyson
$234 million 7.95% Senior Notes due 2010	Tyson

(1)	As a result of an interest rate coupon step up/down feature relating to these notes, the actual interest rate applicable to these notes as of March 28, 2009 was 7.85%.

(2)	The TFM notes are secured on a second priority basis with our credit facility by cash, accounts receivable and inventory of TFM and its domestic subsidiaries.

Corporate information

Tyson Foods, Inc. commenced business in 1935, was incorporated in Arkansas in 1947, and was reincorporated in Delaware in 1986.

Our principal executive offices are located at 2200 Don Tyson Parkway, Springdale, Arkansas 72762-6999. Our telephone number is (479) 290-4000.

The Exchange Offer

On March 9, 2009, we privately placed $810,000,000 aggregate principal amount of the old notes in a transaction exempt from registration under the Securities Act. In connection with the private placement, we entered into a registration rights agreement, dated as of March 9, 2009, with the initial purchasers of the old notes. In the registration rights agreement, we agreed to offer to exchange old notes for new notes registered under the Securities Act. We also agreed to deliver this prospectus to the holders of the old notes. In this prospectus the old notes and the new notes are referred to together as the “notes.” You should read the discussion under the heading “Description of the Notes” for information regarding the notes.

The Exchange Offer	We are offering to exchange up to $810 million principal amount of the new notes for an identical principal amount of the old notes. The new notes are substantially identical to the old notes, except that:

•	the new notes will be freely transferable, other than as described in this prospectus;

•	holders of the new notes will not be entitled to the rights of the holders of the old notes under the registration rights agreement; and

•	the new notes will not contain any provisions regarding the payment of additional interest for failure to satisfy obligations under the registration rights agreement.

We believe that you can transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	are not an affiliate of Tyson within the meaning of Rule 405 under the Securities Act;

•	are not a broker-dealer tendering old notes acquired directly from Tyson for your own account;

•	acquired the old notes in the ordinary course of your business; and

•	have no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and have made representations to Tyson to that effect.

If any of these conditions are not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

You may only exchange outstanding notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights

We have agreed to use our commercially reasonable efforts to consummate the exchange offer or cause the old notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, then additional interest (in addition to the interest otherwise due on the notes that are the subject of that registration agreement or the new notes) will accrue on such notes or new notes upon such occurrence.

If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable on the notes.

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 21, 2009, unless it is extended.

Exchange Date	Old notes will be accepted for exchange beginning on the first business day following the expiration date, upon surrender of the old notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to limited conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. Any old notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Appraisal Rights	Holders of old notes do not have any rights of appraisal for their notes if they elect not to tender their notes for exchange.

Procedures for Tendering Old Notes	See “The Exchange Offer—How to Tender.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your old notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the old notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the old notes under the registration rights agreement. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes could be adversely affected.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the old notes under the Securities Act.

Material United States Federal Income Tax Considerations	The exchange of old notes for new notes by U.S. holders should not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss as a result of the exchange. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such new notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the new notes and must confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes. We have agreed that for a period of 180 days after the last exchange date for the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the new notes. The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act and will not have any of the transfer restrictions and additional interest provisions relating to the old notes. The new notes will evidence the same debt as the old notes, be guaranteed by specified subsidiaries of Tyson and be entitled to the benefits of the indenture.

Issuer	Tyson Foods, Inc.

Notes Offered	$810,000,000 aggregate principal amount of new notes in exchange for $810,000,000 aggregate principal amount of outstanding old notes.

Maturity	March 1, 2014

Interest Payment Dates	Interest on the new notes will be paid on March 1 and September 1, beginning on September 1, 2009.

Guarantees	Each of our domestic subsidiaries that guarantee our existing credit facility will guarantee the new notes on a senior, unsecured basis. Future domestic subsidiaries that guarantee our existing credit facility will also be required to guarantee the new notes.

Ranking	The notes will be our general unsecured, unsubordinated obligations. Accordingly, they will:

•	rank senior in right of payment to any of our future subordinated debt;

•	rank equally with all of our existing and future unsecured, unsubordinated debt;

•	be effectively subordinated to our existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under our existing credit facility; and

•	be structurally subordinated to all of the liabilities of our non-guarantor subsidiaries.

The guarantees will be general unsecured, unsubordinated obligations of the guarantors. Accordingly, they will:

•	rank equally with all of the guarantors’ existing and future unsecured, unsubordinated debt;

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be effectively subordinated to the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including the guarantees by the guarantors of obligations under our credit facility; and

•	rank senior in right of payment to any of the guarantors’ future subordinated debt.

As of March 28, 2009 and for the six months then ended, our non-guarantor subsidiaries represented approximately 2.7% of our revenue, 3.0% of our operating loss, and 16.4% of our net assets.

Optional Redemption	We do not have the right to redeem the Notes at our option prior to maturity, except pursuant to a make-whole provision.

Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the new notes at 101% of their face amount, plus accrued and unpaid interest.

Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional debt and issue preferred stock;

•	redeem and/or repay certain debt;

•	pay dividends or make distributions in respect of our common stock or make certain other restricted payments;

•	create or incur liens;

•	enter into sale-leaseback transactions;

•	make certain types of loans, investments or acquisitions;

•	enter into transactions with affiliates;

•	enter new lines of business;

•	make certain capital expenditures;

•	engage in certain asset sales;

•	agree to payment restrictions affecting restricted subsidiaries; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

These covenants contain important exceptions, limitations and qualifications. At any time that the notes are rated investment grade, certain covenants will be suspended with respect to the notes. For more details, see “Description of the Notes.”

Absence of a Public Market for the Notes	The new notes are new issues of securities for which there is currently no established trading market. We do not intend to apply for listing of any of the new notes on any securities exchange or for quotation through any annotated quotation system and a trading market for the new notes may not develop.

Risk Factors	Before tendering old notes, holders should carefully consider all of the information set forth and incorporated by reference in this prospectus and, in particular, should evaluate the specific risk factors set forth under the section entitled “Risk Factors.”

RISK FACTORS

Before tendering old notes, prospective participants in the exchange offer should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements” in this prospectus. The new notes, like the old notes, entail the following risks:

Risks Relating to Tyson’s Business

Fluctuations in commodity prices and in the availability of raw materials, especially feed grains, live cattle, live swine and energy could negatively impact our earnings.

Our results of operations and financial condition are dependent upon the cost and supply of raw materials such as feed grains, live cattle, live swine, energy and ingredients, as well as the selling prices for our products, many of which are determined by constantly changing market forces of supply and demand over which we have limited or no control. Corn and soybean meal are major production costs in the poultry industry, representing roughly 47% of our cost of growing a chicken in fiscal 2008. As a result, fluctuations in prices for these feed ingredients, which include competing demand for corn and soybean meal for use in the manufacture of renewable energy, can adversely affect our earnings. Production of feed ingredients is affected by, among other things, weather patterns throughout the world, the global level of supply inventories and demand for grains and other feed ingredients, as well as agricultural and energy policies of domestic and foreign governments.

We have cattle under contract at feed yards owned by third parties; however, most of the cattle we process are purchased from independent producers. We have cattle buyers located throughout cattle producing areas who visit feed yards and buy live cattle on the open spot market. We also enter into various risk-sharing and procurement arrangements with producers who help secure a supply of livestock for daily start-up operations at our facilities. The majority of our live swine supply is obtained through various procurement arrangements with independent producers. We also employ buyers who purchase hogs on a daily basis, generally a few days before the animals are required for processing. In addition, we raise live swine and sell feeder pigs to independent producers for feeding to processing weight and have contract growers feed a minimal amount of company-owned live swine for our own processing needs.

Any decrease in the supply of cattle or swine on the spot market could increase the price of these raw materials and further increase per head cost of production due to lower capacity utilization, which could adversely affect our financial results.

Market demand and the prices we receive for our products may fluctuate due to competition from global and domestic food processors.

We face competition from other global, national and regional food producers and processors. The factors on which we compete include:

•	price;

•	product safety and quality;

•	brand identification;

•	breadth and depth of the product offering;

•	availability of our products;

•	customer service; and

•	credit terms.

Demand for our products also is affected by competitors’ promotional spending, the effectiveness of our advertising and marketing programs and the availability or price of competing proteins.

We attempt to obtain prices for our products that reflect, in part, the price we must pay for the raw materials that go into our products. If we are not able to obtain higher prices for our products when the price we pay for raw materials increases, we may be unable to maintain positive margins.

Outbreaks of livestock diseases can adversely impact our ability to conduct our operations and demand for our products.

Demand for our products can be adversely impacted by outbreaks of livestock diseases, such as strains of avian influenza and bovine spongiform encephalopathy, which can have a significant impact on our financial results. Efforts are taken to control disease risks by adherence to good production practices and extensive precautionary measures designed to ensure the health of livestock. However, outbreaks of disease and other events, which may be beyond our control, either in our own livestock or cattle and hogs owned by independent producers who sell livestock to us, could significantly affect demand for our products, consumer perceptions of certain protein products, the availability of livestock for purchase by us and our ability to conduct our operations. Moreover, the outbreak of livestock diseases, particularly in our Chicken segment, could have a significant effect on the livestock we own by requiring us to, among other things, destroy any affected livestock. Furthermore, an outbreak of disease could result in governmental restrictions on the import and export of our fresh chicken, beef or other products to or from our suppliers, facilities or customers. This could also result in negative publicity that may have an adverse effect on our ability to market our products successfully and on our financial results.

We are subject to risks associated with our international operations, which could negatively affect our sales to customers in foreign countries, as well as our operations and assets in such countries.

In fiscal 2008, we exported to more than 90 countries. Major export markets include Canada, Central America, China, the European Union, Japan, Mexico, the Middle East, Russia, South Korea and Taiwan. Our export sales for fiscal 2008 totaled $3.2 billion. In addition, we had approximately $139 million of long-lived assets located in foreign countries, primarily Mexico, at the end of fiscal 2008. Approximately 22% of income from continuing operations before income taxes for fiscal 2008 was from foreign operations.

As a result, we are subject to various risks and uncertainties relating to international sales and operations, including:

•

imposition of tariffs, quotas, trade barriers and other trade protection measures imposed by foreign countries regarding the import of poultry, beef and pork products, in addition to import or export licensing requirements imposed by various foreign countries;

•	closing of borders by foreign countries to the import of poultry, beef and pork products due to animal disease or other perceived health or safety issues;

•

impact of currency exchange rate fluctuations between the U.S. dollar and foreign currencies, particularly the Canadian dollar, the Mexican peso, the European euro, the British pound sterling, the Brazilian real and the Chinese yuan;

•	political and economic conditions;

•

difficulties and costs associated with complying with, and enforcing remedies under, a wide variety of complex domestic and international laws, treaties and regulations, including, without limitation, the Foreign Corrupt Practices Act;

•	different regulatory structures and unexpected changes in regulatory environments;

•	tax rates that may exceed those in the United States and earnings that may be subject to withholding requirements and incremental taxes upon repatriation;

•	potentially negative consequences from changes in tax laws; and

•	distribution costs, disruptions in shipping or reduced availability of freight transportation.

Occurrence of any of these events in the markets where we operate or in other developing markets could jeopardize or limit our ability to transact business in those markets and could adversely affect our financial results.

We depend on the availability of, and good relations with, our employees.

We have approximately 107,000 employees, of whom approximately 31,000 are covered by collective bargaining agreements or are members of labor unions. Our operations depend on the availability and relative costs of labor and maintaining good relations with employees and the labor unions. If we fail to maintain good relations with our employees or with the unions, we may experience labor strikes or work stoppages, which could adversely affect our financial results.

We depend on contract growers and independent producers to supply us with livestock.

We contract primarily with independent contract growers to raise the live chickens processed in our poultry operations. A majority of our cattle and hogs are purchased from independent producers who sell livestock to us under marketing contracts or on the open market. If we do not attract and maintain contracts with our growers, or maintain marketing relationships with independent producers, our production operations could be negatively affected.

If our products become contaminated, we may be subject to product liability claims and product recalls.

Our products may be subject to contamination by disease-producing organisms or pathogens, such as Listeria monocytogenes, Salmonella and generic E. coli. These pathogens are found generally in the environment; therefore, there is a risk they, as a result of food processing, could be present in our products. These pathogens also can be introduced to our products as a result of improper handling at the further processing, foodservice or consumer level. These risks may be controlled, but may not be eliminated, by adherence to good manufacturing practices and finished product testing. We have little, if any, control over proper handling procedures once our products have been shipped for distribution. Even an inadvertent shipment of contaminated products may be a violation of law and may lead to increased risk of exposure to product liability claims, product recalls (which may not entirely mitigate the risk of product liability claims), increased scrutiny and penalties, including injunctive relief and plant closings, by federal and state regulatory agencies, and adverse publicity, which could exacerbate the associated negative consumer reaction. Any of these occurrences may have an adverse effect on our financial results.

Our operations are subject to general risks of litigation.

We are involved on an on-going basis in litigation arising in the ordinary course of business or otherwise. Trends in litigation may include class actions involving consumers, shareholders, employees or injured persons, and claims relating to commercial, labor, employment, antitrust, securities or environmental matters. Litigation trends and the outcome of litigation cannot be predicted with certainty and adverse litigation trends and outcomes could adversely affect our financial results.

Our level of indebtedness and the terms of our indebtedness could negatively impact our business and liquidity position.

We expect our indebtedness, including borrowings under our credit facility, may increase from time to time in the future for various reasons, including fluctuations in operating results, capital expenditures and possible acquisitions, joint ventures or other significant initiatives. Our consolidated indebtedness level could adversely affect our business because:

•	it may limit or impair our ability to obtain financing in the future;

•	our credit rating could restrict or impede our ability to access capital markets at desired rates and increase our borrowing costs;

•	it may reduce our flexibility to respond to changing business and economic conditions or to take advantage of business opportunities that may arise;

•	a portion of our cash flow from operations must be dedicated to interest payments on our indebtedness and is not available for other purposes; and

•	it may restrict our ability to pay dividends.

An impairment in the carrying value of goodwill could negatively impact our consolidated results of operations and net worth.

Goodwill is initially recorded at fair value and is not amortized, but is reviewed for impairment at least annually or more frequently if impairment indicators are present. In assessing the recoverability of goodwill, we make estimates and assumptions about sales, operating margin rates and discount rates based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. Goodwill valuations have been calculated using an income approach based on the present value of future cash flows of each reporting unit. Under the income approach, we are required to make various judgmental assumptions about appropriate discount rates. The recent disruptions in credit and other financial markets and deterioration of national and global economic conditions, could, among other things, cause us to increase the discount rate used in the goodwill valuations. We could be required to evaluate the recoverability of goodwill prior to the annual assessment if we experience disruptions to the business, unexpected significant declines in operating results, divestiture of a significant component of our business or sustained market capitalization declines. These types of events and the resulting analyses could result in goodwill impairment charges in the future. Impairment charges could substantially affect our financial results in the periods of such charges. In addition, impairment charges would negatively impact our financial ratios and could limit our ability to obtain financing in the future. As of March 28, 2009, we had $2,470 million of goodwill, which represented approximately 22.6% of total assets.

Domestic and international government regulations could impose material costs.

Our operations are subject to extensive federal, state and foreign laws and regulations by authorities that oversee food safety standards and processing, packaging, storage, distribution, advertising and labeling of our products. Our facilities for processing chicken, beef, pork, prepared foods and milling feed and for housing live chickens and swine are subject to a variety of international, federal, state and local laws relating to the protection of the environment, including provisions relating to the discharge of materials into the environment, and to the health and safety of our employees. Our chicken, beef and pork processing facilities are participants in the Hazardous Analysis Critical Control Point (“HACCP”) program and are subject to the Public Health Security and Bioterrorism Preparedness and Response Act of 2002. In addition, our chicken, beef, pork and prepared foods products are subject to inspection prior to distribution, primarily by the United States Department of Agriculture (“USDA”) and the United States Food and Drug Administration (“FDA”). Loss of or failure to obtain necessary permits and registrations could delay or prevent us from meeting current product demand, introducing new products, building new facilities or acquiring new businesses and could adversely affect operating results.

Additionally, we are routinely subject to new or modified laws, regulations and accounting standards, such as recently enacted country of origin labeling (“COOL”) requirements. If we are found to be out of compliance with applicable laws and regulations in these or other areas, we could be subject to civil remedies, including fines, injunctions, recalls or asset seizures, as well as potential criminal sanctions, any of which could have an adverse effect on our financial results.

A material acquisition, joint venture or other significant initiative could affect our operations and financial condition.

We have recently completed acquisitions and joint venture agreements and continually evaluate potential acquisitions, joint ventures and other initiatives (collectively, “transactions”), and we may seek to expand our business through the acquisition of companies, processing plants, technologies, products and services from others, which could include material transactions. A material transaction may involve a number of risks, including:

•	failure to realize the anticipated benefits of the transaction;

•	difficulty integrating acquired businesses, technologies, operations and personnel with our existing business;

•	diversion of management attention in connection with negotiating transactions and integrating the businesses acquired;

•	exposure to unforeseen or undisclosed liabilities of acquired companies; and

•	the need to obtain additional debt or equity financing for any transaction, which, if obtained, could adversely affect our various financial ratios.

We may not be able to address these risks and successfully develop these acquired companies or businesses into profitable units of our company. If we are unable to do this, expansion could adversely affect our financial results.

Market fluctuations could negatively impact our operating results as we hedge certain transactions.

Our business is exposed to fluctuating market conditions. We use derivative financial instruments to reduce our exposure to various market risks including changes in commodity prices, interest rates and foreign exchange rates. We hold certain positions, primarily in grain and livestock futures, that do not qualify as hedges for financial reporting purposes. These positions are marked to fair value, and the unrealized gains and losses are reported in earnings at each reporting date. Therefore, losses on these contracts will adversely affect our reported operating results. While these contracts reduce our exposure to changes in prices for commodity products, the use of such instruments may ultimately limit our ability to benefit from favorable commodity prices.

Deterioration of economic conditions could negatively impact our business.

Our business may be adversely affected by changes in national or global economic conditions, including inflation, interest rates, availability of capital markets, consumer spending rates, energy availability and costs (including fuel surcharges) and the effects of governmental initiatives to manage economic conditions. Any such changes could adversely affect the demand for our beef, poultry and pork products, or the cost and availability of our needed raw materials, cooking ingredients and packaging materials, thereby negatively affecting our financial results.

The recent disruptions in credit and other financial markets and deterioration of national and global economic conditions, could, among other things:

•	make it more difficult or costly for us to obtain financing for our operations or investments or to refinance our debt in the future;

•

cause our lenders to depart from prior credit industry practice and make more difficult or expensive the granting of any technical or other waivers under our credit agreements to the extent we may seek them in the future;

•	impair the financial condition of some of our customers and suppliers thereby increasing customer bad debts or non-performance by suppliers;

•	negatively impact global demand for protein products, which could result in a reduction of sales, operating income and cash flows;

•	decrease the value of our investments in equity and debt securities, including our marketable debt securities, company-owned life insurance and pension and other postretirement plan assets; or

•	impair the financial viability of our insurers.

Changes in consumer preference could negatively impact our business.

The food industry in general is subject to changing consumer trends, demands and preferences. Trends within the food industry change often, and failure to identify and react to changes in these trends could lead to, among other things, reduced demand and price reductions for our products, and could have an adverse effect on our financial results.

The loss of one or more of our largest customers could negatively impact our business.

Our business could suffer significant setbacks in sales and operating income if our customers’ plans and/or markets should change significantly, or if we lost one or more of our largest customers, including, for example, Wal-Mart Stores, Inc., which accounted for 13.3% of our sales in fiscal 2008. Many of our agreements with our customers are generally short-term, primarily due to the nature of our products, industry practice and the fluctuation in demand and price for our products.

The consolidation of customers could negatively impact our business.

Our customers, such as supermarkets, warehouse clubs and food distributors, have consolidated in recent years, and consolidation is expected to continue throughout the United States and in other major markets. These consolidations have produced large, sophisticated customers with increased buying power who are more capable of operating with reduced inventories, opposing price increases, and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their own private label products. If we fail to respond to these trends, our volume growth could slow or we may need to lower prices or increase promotional spending for our products, any of which would adversely affect our financial results.

Extreme factors or forces beyond our control could negatively impact our business.

Natural disasters, fire, bioterrorism, pandemic or extreme weather, including droughts, floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of livestock or interfere with our operations due to power outages, fuel shortages, damage to our production and processing facilities or disruption of transportation channels, among other things. Any of these factors, as well as disruptions in our information systems, could have an adverse effect on our financial results.

Our renewable energy ventures and other initiatives might not be as successful as we expect.

We have been exploring ways to commercialize animal fats and other by-products from our operations, as well as the poultry litter of our contract growers, to generate energy and other value-added products. For example, in fiscal 2007, we announced the formation of Dynamic Fuels LLC, a joint venture with Syntroleum Corporation. We will continue to explore other ways to commercialize opportunities outside our core business, such as renewable energy and other technologically-advanced platforms. These initiatives might not be as financially successful as we initially announced or would expect due to factors that include, but are not limited to, possible discontinuance of tax credits, competing energy prices, failure to operate at the volumes anticipated, abilities of our joint venture partners and our limited experience in some of these new areas.

Members of the Tyson family can exercise significant control.

As of March 28, 2009, members of the Tyson family beneficially own, in the aggregate, 99.97% of our outstanding shares of Class B Common Stock, $0.10 par value (Class B stock), and 2.32% of our outstanding shares of Class A Common Stock, $0.10 par value (Class A stock), giving them control of approximately 70% of the total voting power of our outstanding voting stock. In addition, three members of the Tyson family serve on our Board of Directors. As a result, members of the Tyson family have the ability to exert substantial influence or actual control over our management and affairs and over substantially all matters requiring action by our stockholders, including amendments to our restated certificate of incorporation and by-laws, the election and removal of directors, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership may also delay or prevent a change in control otherwise favored by our other stockholders and could depress our stock price. Additionally, as a result of the Tyson family’s significant ownership of our outstanding voting stock, we have relied on the “controlled company” exemption from certain corporate governance requirements of the New York Stock Exchange. Pursuant to these exemptions, our compensation committee, which is made up of independent directors, does not have sole authority to determine the compensation of our executive officers, including our chief executive officer.

Risks Relating to the Notes and the Exchange Offer

You may not be able to sell your old notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not reoffer, resell or otherwise transfer the old notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the old notes under the Securities Act.

Holders of the old notes who do not tender their old notes will have no further registration rights under the registration rights agreement.

Holders who do not tender their old notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.

The market for old notes may be significantly more limited after the exchange offer and you may not be able to sell your old notes after the exchange offer.

If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange could be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of the exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

There is no established trading market for the new notes.

The new notes will constitute a new issue of securities with no established trading market. A trading market for the new notes may not develop. If a market does develop, it may not provide you the ability to sell your new notes. Further, you may not be able to sell your new notes at a favorable price or at all. If a market does develop, the new notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

Our level of indebtedness following the offering may adversely affect our ability to operate our business, remain in compliance with debt covenants, react to changes in the economy or our industry and prevent us from making payments on our indebtedness, including the notes.

As of March 28, 2009, we had total indebtedness of approximately $3,752 million, and unused availability of approximately $621 million under our credit facility. This level of indebtedness will require us to devote a material portion of our cash flow to our debt service obligations. If we are unable to generate sufficient cash flow to meet our debt service and other cash obligations, we may need to obtain additional debt, refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to obtain additional debt, refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and materially impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, to obtain additional debt or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition and results of operations.

Our level of indebtedness could have important consequences to you, as a holder of the notes, including the following:

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including investment in our operations, future business opportunities or strategic acquisitions, capital expenditures and other general corporate purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business;

•

it may limit, along with the financial and other restrictive covenants in the agreements governing our indebtedness, our ability to dispose of assets or borrow money for our working capital requirements, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes; and

•	it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing our credit facility and the indenture governing the notes will restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of the Notes.”

In addition, we conduct a significant portion of our operations through our subsidiaries, certain of which will not be guarantors of the notes. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes will limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our credit facility could terminate their commitments to loan money and foreclose against the assets securing the borrowings under such credit agreement and we could be forced into bankruptcy or liquidation, in each case, which could result in your losing your investment in the notes.

Covenants in the agreement governing our credit facility and the indenture governing the notes may restrict our ability to pursue our business strategies.

The operating and financial restrictions and covenants in the agreement governing our credit facility and the indenture governing the notes may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. The agreement governing our credit facility and/or the indenture governing the notes will limit our ability to, among other things:

•	incur or guarantee additional debt and issue preferred stock;

•	redeem and/or repay certain debt;

•	pay dividends or make distributions in respect of our common stock or make certain other restricted payments;

•	create or incur liens;

•	enter into sale-leaseback transactions;

•	make certain types of loans, investments or acquisitions;

•	enter into transactions with affiliates;

•	enter new lines of business;

•	make certain capital expenditures;

•	engage in certain asset sales;

•	agree to payment restrictions affecting restricted subsidiaries; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, the credit agreement governing our credit facility includes a minimum fixed charge coverage ratio that will be triggered in the event that availability under the credit facility is less than the greater of 15% of the commitments under the credit facility and $150 million.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to obtain financing and take advantage of merger and acquisition and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with these covenants (or similar covenants contained in future financing agreements) could result in a default under our credit facility, the indenture governing the notes and/or other agreements containing cross-default provisions, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt and to terminate any commitments to lend. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by these financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

In the event of any default under our credit facility, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable; and/or

•	could require us to apply all of our available cash to repay these borrowings;

any of which could ultimately result in an event of default under the notes.

If the indebtedness under our credit facility were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. In such circumstances, we could be forced into bankruptcy or liquidation and, as a result, you could lose your investment in the notes.

The notes will be structurally subordinated to all indebtedness of those of our existing or future subsidiaries that are not, or do not become, guarantors of the notes.

The notes will, subject to certain exceptions, be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee our credit facility. Except for such subsidiary guarantors of the notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.

As of March 28, 2009, our non-guarantor subsidiaries (which would have accounted for approximately $341 million, or 2.7%, of our total revenue for the six months ended March 28, 2009 and approximately $759 million, or 16.4%, of our net assets) would have had outstanding approximately $155 million of indebtedness.

In addition, our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from such guarantees upon the occurrence of certain events, including the following:

•	the designation of such subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of such subsidiary guarantor.

If any such subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against any such subsidiary and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of such subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the notes—Guarantees.”

Your right to receive payments on the notes is effectively subordinated to the right of lenders who have security interests in our assets, to the extent of the value of those assets.

Our obligations under the notes and the obligations of the guarantors of the notes under their guarantees are unsecured and, therefore, are effectively subordinated to our secured obligations and the secured obligations of our existing or future guarantors, to the extent of the value of the assets securing such obligations. Subject to certain exceptions, each of our existing and subsequently acquired or organized direct or indirect material domestic subsidiaries will provide guarantees of our credit facility, which will be secured by a first-priority security interest in all of our and such subsidiary guarantors’ cash, accounts receivable and inventory, as well as any related assets and proceeds of any of the foregoing and lockbox and deposit accounts into which any such proceeds are paid or transferred. The assets to be pledged by Tyson Fresh Meats, Inc. (“TFM”), our largest subsidiary, and its subsidiaries under the credit facility are also pledged to secure our and TFM’s obligations under TFM’s outstanding 7.95% notes due 2010 and TFM’s outstanding 7.125% notes due 2026, in accordance with the requirements of the indenture governing those notes. Thus, the notes effectively will be subordinated to any obligations under our credit facility and, with respect to claims on TFM and its subsidiaries, to the TFM notes, in each case to the extent of the value of the assets pledged under such facility or the TFM notes.

If we are declared bankrupt or insolvent, or if we default under our credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders under the credit agreement governing the credit facility could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of March 28, 2009, we had $267 million of secured indebtedness (including $243 million of outstanding TFM notes and $24 million of other indebtedness, and excluding $379 million relating to undrawn letters of credit). Subject to certain conditions, we also have the option to increase the aggregate commitment under our credit facility in an aggregate amount of up to $250 million.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest to the purchase date. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, our ability to repurchase the notes may be limited by law or by the agreements governing our other existing or future indebtedness.

Specifically, we will be contractually restricted under the terms of the credit agreement governing our credit facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes, unless we are able to refinance or obtain a waiver under our credit facility. Our failure to comply for 30 days after notice with our obligation to repurchase the notes upon a change of control would result in an event of default under the indenture governing the notes and a cross-default under the credit agreement governing our credit facility. The credit agreement provides that a change of control will be an event of default that will permit the lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding under our credit facility or any securities which we would be required to offer to purchase or that become immediately due and payable as a result. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all.

In addition, certain important corporate events, such as leveraged recapitalizations, would not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the notes—Change of control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of such notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee, respectively, if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes could cause the liquidity or market value of the notes to decline.

The notes have been rated by nationally recognized statistical rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The old notes surrendered in exchange for new notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our earnings to fixed charges for the periods indicated:

	Six Months Ending Mar. 28, 2009	Fiscal Years
		2008	2007	2006	2005	2004
Actual	(a)	1.57	2.48	(b)	2.58	2.44
Pro Forma(d)	(c)	1.36

(a)	Earnings were insufficient to cover our fixed charges by $317 million.

(b)	Earnings were insufficient to cover our fixed charges by $273 million.

(c)	Earnings were insufficient to cover our fixed charges by $322 million.

(d)	After giving effect to the pro forma adjustments, our fixed charges for the six months ending March 28, 2009, and full fiscal 2008 increased by $5 million and $41 million, respectively. The pro forma adjustments included the estimated net increase in interest expense from refinancings. The refinancing used for the pro forma calculation was the use of proceeds from the 2014 Notes as replacement of the accounts receivable securitization facility.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read in conjunction with Tyson’s consolidated financial statements and related notes incorporated by reference into this registration statement. The selected consolidated operating data for the fiscal years ended fiscal 2008, 2007 and 2006 and the selected consolidated balance sheet data as of fiscal years ended 2008 and 2007 are derived from Tyson’s audited consolidated financial statements included in Tyson’s September 27, 2008 Annual Report filed on Form 10-K and incorporated by reference into this registration statement. The selected consolidated operating data for fiscal years 2005 and 2004 and the selected consolidated balance sheet data as of fiscal years ended 2006, 2005 and 2004 are derived from Tyson’s audited consolidated financial statements not incorporated by reference into this registration statement. The selected consolidated operating data for the six months ended March 28, 2009, and March 29, 2008, and the selected consolidated balance sheet data as of March 28, 2009, are derived from Tyson’s unaudited consolidated condensed financials statements included in Tyson’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2009, and incorporated by reference into this registration statement. The selected consolidated balance sheet data as of March 29, 2008, are derived from Tyson’s unaudited consolidated condensed financial statements not incorporated by reference into this registration statement.

In management’s opinion, the unaudited financial data included below have been prepared on substantially the same basis as the audited financial data and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. The historical results do not necessarily indicate results expected for any future period, and results for any interim period do not necessarily indicate results expected for a full fiscal year. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Tyson and the financial statements and notes thereto incorporated by reference herein. See “Where you can find more information” and “Incorporation of documents by reference” in this registration statement.

in millions, except per share and ratio data

	(unaudited) Six Months Ended		Fiscal Years
	3/28/09	3/29/08	2008	2007	2006	2005	2004
Summary of Operations
Sales	$12,828	$12,812	$26,862	$25,729	$24,589	$24,801	$25,192
Operating income (loss)	(169)	148	331	613	(50)	655	733
Net interest expense	128	104	206	224	238	227	275
Income (loss) from continuing operations	(208)	44	86	268	(174)	314	285
Income (loss) from discontinued operation	(8)	(15)	—	—	(17)	58	118
Cumulative effect of change in accounting principle	—	—	—	—	(5)	—	—
Net income (loss)	(216)	29	86	268	(196)	372	403
Diluted earnings (loss) per share:
Income (loss) from continuing operations	(0.56)	0.13	0.24	0.75	(0.51)	0.88	0.80
Income (loss) from discontinued operation	(0.02)	(0.05)	—	—	(0.05)	0.16	0.33
Cumulative effect of change in accounting principle	—	—	—	—	(0.02)	—	—
Net income (loss)	(0.58)	0.08	0.24	0.75	(0.58)	1.04	1.13
Dividends per share:
Class A	0.080	0.080	0.160	0.160	0.160	0.160	0.160
Class B	0.072	0.072	0.144	0.144	0.144	0.144	0.144
Balance Sheet Data
Total assets	$10,937	$10,367	$10,850	$10,227	$11,121	$10,504	$10,464
Total debt	3,752	2,954	2,896	2,779	3,979	2,995	3,362
Shareholders’ equity	4,633	4,754	5,014	4,731	4,440	4,671	4,292

Notes to Selected Historical Consolidated Financial Data

1.	Six months ended March 28, 2009, includes $15 million of pretax charges related to closing a prepared foods plant.

2.	Six months ended March 29, 2008, includes $53 million of pretax charges related to: restructuring a beef operation; closing a poultry plant; asset impairments for packaging equipment and software; and severance charges. Additionally, fiscal 2008 includes an $18 million non-operating gain related to the sale of an investment.

3.	Fiscal 2008 includes $76 million of pretax charges related to: restructuring a beef operation; closing a poultry plant; asset impairments for packaging equipment, intangible assets, unimproved real property and software; flood damage; and severance charges. Additionally, fiscal 2008 includes an $18 million non-operating gain related to the sale of an investment.

4.	Fiscal 2007 includes tax expense of $17 million related to a fixed asset tax cost correction, primarily related to a fixed asset system conversion in 1999.

5.	Fiscal 2006 includes $63 million of pretax charges primarily related to closing one poultry plant, two beef plants and two prepared foods plants.

6.	Fiscal 2005 includes $33 million of pretax charges related to a legal settlement involving our live swine operations, a non-recurring income tax net benefit of $15 million including benefit from the reversal of certain income tax reserves, partially offset by an income tax charge related to the one-time repatriation of foreign income under the American Jobs Creation Act and $14 million of pretax charges primarily related to closing two poultry plants and one prepared foods plant. Additionally, the effective tax rate was affected by the federal income tax effect of the Medicare Part D subsidy in fiscal 2005 of $55 million because this amount was not subject to federal income tax.

7.	Fiscal 2004 includes $61 million of pretax BSE-related charges, $40 million of pretax charges primarily related to closing one poultry and three prepared foods operations, $25 million of pretax charges related to the impairment of intangible assets and $21 million of pretax charges related to fixed asset write-downs.

8.	Fiscal 2004 was a 53-week year, while the other years presented were 52-week years.

9.	In March 2009, we completed the sale of the beef processing, cattle feed yard and fertilizer assets of three of our Alberta, Canada subsidiaries (collectively, “Lakeside”). We are reporting Lakeside as a discontinued operation for all periods presented.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of Tyson and its subsidiaries on an as reported based as of March 28, 2009. Total capitalization represents total short-term and long-term debt plus total shareholders’ equity.

This table should be read in conjunction with the consolidated financial statements and the notes thereto appearing in our 2008 Form 10-K, incorporated by reference herein.

As of March 28, 2009
($ in millions, except par value)	(unaudited)
Actual
Cash and cash equivalents(1)	$817

Short-term debt:
Accounts receivable securitization(2)	$—
7.95% Notes due 2010(5)	234
Other	41

Total short-term debt	$275

Long term debt:
New credit facility(3)	$0
Senior notes
3.25% Convertible Senior Notes due 2013	458
6.60% Senior Notes due 2016(4)	960
7% Notes due 2018	172
7% Notes due 2028	27
8.250% Notes due 2011	961
7.125% Senior Notes due 2026(5)	9
Accounts receivable securitization(2)	—
Other	138
Senior notes offered hereby ($810 less unamortized issue discount amount)	752

Total long-term debt	$3,477

Total debt	$3,752

Shareholders’ equity:
Common stock ($0.10 par value):
Class A–authorized 900 million shares; issued 322 million shares	$32
Class B–authorized 900 million shares; issued 70 million shares	7
Capital in excess of par value	2,168
Retained earnings	2,760
Accumulated other comprehensive income	(104)
Treasury stock, at cost–15 million shares	(230)

Total shareholders’ equity	$4,633

Total capitalization	$8,385

(1)	Cash and cash equivalents does not include approximately $234 million in cash we received from the offering of the notes, as that amount was deposited in a blocked cash collateral account maintained with JPMorgan Chase Bank, N.A. This portion of the proceeds will be available solely as collateral for the obligations of the borrowers and guarantors under our new credit facility and for payment, prepayment, repurchase or defeasance of TFM’s 7.95% notes due 2010 and will be held in such account until such TFM notes are repaid in full.

(2)	With the entry into the new revolving credit facility and issuance of the notes, we repaid all outstanding borrowings under and terminated this facility.

(3)	As of March 28, 2009, we had $1,000 million in total availability under such facility, before deducting $379 million in undrawn letters of credit.

(4)	As a result of an interest rate coupon step up/down feature relating to these notes, the actual interest rate applicable to these notes as of March 28, 2009 was 7.85%.

(5)	Issued by Tyson Fresh Meats, Inc., a wholly-owned subsidiary of the Company.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On March 9, 2009, Tyson privately placed $810,000,000 aggregate principal amount of old notes in a transaction exempt from registration under the Securities Act. Accordingly, the old notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer and upon effectiveness of the exchange offer registration statement, promptly commence the exchange offer.

In addition, we have agreed to keep the exchange offer open for at least 20 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes. The new notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

Terms of the Exchange

Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged in the exchange offer, except that:

•	the new notes have been registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the new notes will not contain any legend restricting their transfer;

•

holders of the new notes will not be entitled to some of the rights of the holders of the old notes under the registration rights agreement, which rights will terminate on completion of the exchange offer; and

•	the new notes will not contain any provisions regarding the payment of additional interest.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering old notes acquired directly from Tyson for its own account;

•	acquired the old notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and has made representations to Tyson to that effect.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make available to any broker-dealer, without charge, as many copies of this prospectus as such broker-dealer may reasonably request.

Tendering holders of old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Shelf Registration Statement

If the Company and the guarantors determine that, because of changes in law, SEC rules or regulations or applicable interpretations of the staff of the SEC, Tyson is not permitted to effect the exchange offer, or under certain other circumstances, Tyson and the guarantors will, at their cost, file with the SEC and use their commercially reasonable efforts to cause to become effective after such determination a shelf registration statement with respect to resales of the old notes and new notes and to keep the registration statement effective for two years, or, if earlier, the date when all old notes or new notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Tyson will, in the event shelf registration is filed, provide to each holder copies of a prospectus, notify each holder when the shelf registration statement for the old notes and new notes has become effective and take certain other actions as are required to permit resales of such notes.

A holder selling old notes or new notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to a selling holder, including certain indemnification obligations.

Additional Interest

We will pay additional cash interest on the principal amount of the old notes, in addition to the stated interest on the old notes, if:

•	neither the exchange offer has been completed nor the shelf registration statement has been declared effective on or before September 30, 2009; or

•

after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of old notes or new notes in accordance with and during the periods specified in the registration rights agreement.

Additional interest will accrue at a rate of 0.25% per annum on the principal amount during the 90-day period after the occurrence of the registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period. In no event will the rate exceed 1.00% per annum on the principal amount. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable.

The summary of the provisions of the registration rights agreement contained in this prospectus does not contain all of the terms of the agreement. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Expiration Date; Extensions; Termination; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on August 21, 2009, unless Tyson in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. We reserve the right to extend the exchange offer at any time and from time to time before the expiration date by giving written notice to The Bank of New York Mellon Trust Company, N.A, the exchange agent, and by timely public announcement. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to Businesswire, the PR Newswire or other national newswire service. During any extension of the exchange offer, all old notes previously tendered in the exchange offer will remain subject to the exchange offer.

The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to:

•

terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events described below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner.

If any termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes on the exchange date.

If we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and at the time that notice of this waiver or amendment is first published, sent or given to holders of old notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

This prospectus and the letter of transmittal and other relevant materials will be mailed to record holders of old notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to Tender

The tender to Tyson of old notes according to one of the procedures described below will constitute an agreement between that holder of old notes and Tyson in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

General Procedures. A holder of an old note may tender them by properly completing and signing the letter of transmittal or a facsimile of the letter of transmittal and delivering them, together with the certificate or certificates representing the old notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date, or complying with the guaranteed delivery procedures described below. All references in this prospectus to the letter of transmittal include a facsimile of the letter of transmittal.

If tendered old notes are registered in the name of the signer of the applicable letter of transmittal and the new notes to be issued in exchange for accepted old notes are to be issued, and any untendered old notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Tyson. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, an eligible guarantor institution must guarantee the signature on the applicable letter of transmittal.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender the old notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the old notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the old notes. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account for the old notes at each book-entry transfer facility for purposes of the exchange offer within two business days after receipt of this prospectus unless the exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing a book-entry transfer facility to transfer the old notes into one of the exchange agent’s accounts at the book-entry transfer facility in accordance with the facility’s procedures. However, although delivery of old notes may be effected through book-entry transfer, the applicable letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

The method of delivery of old notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

Unless an exemption applies under applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 28% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder’s taxpayer identification number and certify that the number is correct.

Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, a tender may be effected if the exchange agent has received, at the address set forth below under “—Exchange Agent”, on or before the expiration date a letter, telegram or facsimile transmission from an eligible guarantor institution that:

•	sets forth the name and address of the tendering holder, the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

•	states that the tender is being made thereby; and

•

guarantees that within three New York Stock Exchange trading days after the date of execution of the letter, telegram or facsimile transmission by the eligible guarantor institution, the old notes, in proper form for transfer, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless old notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible guarantor institutions for the purposes described in this paragraph are being delivered with this prospectus and the letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the old notes or a timely confirmation of a book-entry transfer is received by an exchange agent. Issuances of new notes in exchange for old notes tendered by an eligible guarantor institution as described above will be made only against deposit of the applicable letter of transmittal and any other required documents and the tendered old notes or a timely confirmation of a book-entry transfer.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of old notes will be determined by us. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of Tyson, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering old notes for exchange, or the transferor, exchanges, assigns and transfers the old notes to Tyson and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

•	it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes; and

•

when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents we deem necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange shall constitute performance in full of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

By tendering old notes, the transferor certifies that:

•

it is not an affiliate of Tyson within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns old notes acquired directly from Tyson or its affiliates, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

•	it is an affiliate, as so defined, of Tyson or of an initial purchaser, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

Old notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	state the name of the registered holder of the old notes;

•	state the principal amount of old notes delivered for exchange;

•	state that the holder is withdrawing its election to have those old notes exchanged;

•	specify the principal amount of old notes to be withdrawn, which must be an authorized denomination;

•	specify the certificate numbers of old notes to be withdrawn; and

•

be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes being withdrawn.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be either

•	returned to the holder without cost to that holder, or

•

in the case of old notes tendered by book-entry transfer into the applicable exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with the book-entry transfer facility for the old notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—How to Tender” above at any time on or prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made on the exchange date. For the purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes when, as and if we had given written notice of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the exchange agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the applicable exchange agent’s account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC;

•	the due tendering of old notes in accordance with the exchange offer; and

•

that each holder of the old notes exchanged in the exchange offer shall have represented that all new notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

The conditions described above are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any old notes tendered and no new notes will be issued in exchange for any old notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at the address set forth below.

Deliver to:

The Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

101 Barclay Street – 7 East

New York, N.Y. 10286

Attn: Ms. Carolle Montreuil

Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $190,000.

Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the new notes at the same carrying value of the original notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for original notes. We have recognized the expenses incurred in connection with the issuance of the new notes as of the date of the exchange.

Other

Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered old notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the old notes and the registration rights agreement. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement which by its terms terminates and ceases to have further effect as a result of the making of this exchange offer.

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the old notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. We do not intend to register the old notes under the Securities Act.

In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer.

DESCRIPTION OF THE NOTES

General

Tyson issued the old notes under an indenture dated as of March 9, 2009, among Tyson, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). The new notes will also be issued under the Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture. It does not restate the agreement in its entirety. The Indenture is incorporated by reference into this prospectus. See “Where You Can Find More Information” on page 92.

You can find the definitions of some of the terms used in this description below under the caption “—Certain Definitions.” The defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

Certain terms used in this description are defined under the subheading “—Certain definitions”. In this description, the words “Company,” “we,” “us” and “our” refer only to Tyson Foods, Inc. and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Where you can find more information”.

Brief description of the notes

The Notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any future Subordinated Obligations of the Company; and

•	are guaranteed by each Subsidiary Guarantor on an unsecured senior basis.

Currently, all of the Company’s subsidiaries are “Restricted Subsidiaries.” However, under certain circumstances, the Company is permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries are not be subject to any of the restrictive covenants in the Indenture and do not guarantee the Notes. On the Issue Date, only those Restricted Subsidiaries of the Company that guarantee any Indebtedness under the Credit Agreement were Subsidiary Guarantors.

Principal, maturity and interest

The Indenture provides for the issuance of notes in an unlimited principal amount, of which $810 million of the new notes will be issued in the exchange offer if all holders of old notes validly tender for exchange and no not withdraw their tendered notes before the expiration date. The Company will issue the new notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The new notes will mature on March 1, 2014. Subject to our compliance with the covenant described under the subheading “—Certain covenants—Limitation on indebtedness”, we are permitted to issue additional notes from time to time that are fungible for tax purposes. The new notes and the additional notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes”, references to the notes include any additional notes actually issued.

Interest on the notes will accrue at the rate of 10.50% per annum and is payable semiannually in arrears on March 1 and September 1, commencing on September 1, 2009. We will make each interest payment to the Holders of record of the Notes on the immediately preceding February 15 and August 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Make-whole redemption

Except as provided below, we will not be entitled to redeem the notes.

We are entitled at our option to redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (i) 1% of the principal amount of such note and (ii) the excess, if any, of (A) the present value at such redemption date of (1) 100% of the principal amount of such note plus (2) all required remaining scheduled interest payments due on such note through maturity (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date through the Stated Maturity of the notes (if no such maturity is within three months before or after the Stated Maturity of the notes, yields for the two published maturities most closely corresponding to the period from the redemption date to the Stated Maturity of the notes shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), plus 50 basis points.

Selection and notice of redemption

If we are redeeming less than all the notes at any time, the Trustee will select the notes to be redeemed as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of such national securities exchange; or

(2)	if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory redemption; offers to purchase; open market purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock”. We may at any time and from time to time purchase notes in the open market or otherwise.

Guarantees

The Subsidiary Guarantors jointly and severally Guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risks related to the notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the Notes”.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk factors—Risks related to the notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the Notes”.

Pursuant to the Indenture, (a) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain covenants—Merger and consolidation” and (b) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain covenants—Limitation on sales of assets and subsidiary stock”; provided, however, that, subject to certain exceptions, in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary of the Company; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case, other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guarantee will be released from its obligations thereunder.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2)	upon the release or discharge of any Guarantee or Indebtedness that resulted in the creation after the Issue Date of the Guarantee of the notes by such Subsidiary Guarantor pursuant to the covenant described under “—Certain covenants—Future subsidiary guarantors”; or

(3)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

Senior indebtedness versus notes

The indebtedness evidenced by the notes and the Subsidiary Guarantees is unsecured and will rank pari passu in right of payment with the other Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The notes are guaranteed by the Subsidiary Guarantors.

As of March 28, 2009, the Company and its consolidated subsidiaries had outstanding approximately $3,752 million of total indebtedness (net of the unamortized issue discount of $58 million), which included:

(1)	approximately $3,597 million of total indebtedness of Tyson and the Subsidiary Guarantors (of which approximately $267 million was secured indebtedness);

(2)	approximately $155 million of total indebtedness of subsidiaries that are not Subsidiary Guarantors (which represented approximately 2.7% of our revenue for the six months ended March 28, 2009 and approximately 16.4% of our net assets); and

(3)	the Company had aggregate additional availability of $621 million under the Credit Agreement, all of which would be secured indebtedness.

The notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company (including obligations with respect to the Credit Agreement) are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of subsidiaries versus notes

A substantial portion of our operations is conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under “—Guarantees”, Subsidiary Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including Holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

At March 28, 2009, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $598 million, including trade payables. Although the Indenture limits the Incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on indebtedness”.

Change of control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities of the Company by the Permitted Holders or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice by first-class mail to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case, after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the old notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on indebtedness”, “—Limitation on liens” and “—Limitation on sale/leaseback transactions”. Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The occurrence of certain change of control events with respect to the Company will constitute a default under the Credit Agreement and will restrict our ability to purchase notes. In the event that a Change of Control occurs at a time when we are prohibited by the Credit Agreement from purchasing notes, we may seek the consent of our lenders under the Credit Agreement to purchase the notes or may attempt to refinance the borrowings under the Credit Agreement. If we cannot obtain the consent of such lenders to purchase the notes or successfully refinance such borrowings, we will remain prohibited from purchasing notes pursuant to a Change of Control Offer, which would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain covenants

Suspension of covenants

The Indenture contains covenants including, among others, those summarized below. Following the first day (the “Suspension Date”) that:

(1)	the notes have an Investment Grade Rating from both of the Rating Agencies, and

(2)	no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(A)	“—Limitation on indebtedness”,

(B)	“—Limitation on restricted payments”,

(C)	“—Limitation on restrictions on distributions from restricted subsidiaries”,

(D)	“—Limitation on sales of assets and subsidiary stock”,

(E)	clause (3) of the first paragraph under “—Merger and consolidation”, and

(F)	“—Limitation on affiliate transactions”,

(collectively, the “Suspended Covenants”). In addition, the Subsidiary Guarantees of the Subsidiary Guarantors will also be suspended as of the Suspension Date. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “—Limitation on indebtedness” or one of the clauses set forth in paragraph (b) of “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of the covenant described under “—Limitation on indebtedness”, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of paragraph (b) of the covenant described under “—Limitation on indebtedness”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on restricted payments” will be made as though such covenant had been in effect prior to, but not during, the Suspension Period (and, for avoidance of doubt, all Consolidated Net Income and other amounts attributable to the Suspension Period that would otherwise increase the amount of Restricted Payments available to be made pursuant to any clause (including clause (a)(3)) of the covenant described under “—Limitation on restricted payments” shall be excluded in determining the amount of Restricted Payments available to be made following the Reversion Date). For purposes of determining compliance with paragraph (a) of the covenant described under “—Limitation on sales of assets and subsidiary stock”, on the Reversion Date, the Net Available Cash from all Asset Dispositions not applied in accordance with such covenant will be deemed to be reset to zero.

Limitation on indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors are entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, both (1) the Consolidated Coverage Ratio exceeds 2.0 to 1.0, and (2) in the case of an Incurrence by a Subsidiary Guarantor of Senior Indebtedness, the Adjusted Leverage Ratio is no greater than 1.75 to 1.0.

(b) The limitation described in paragraph (a) will not prohibit the Company and the Restricted Subsidiaries from Incurring any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred and then outstanding under this clause (1) does not exceed the greater of (A) $1,000 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on sales of assets and subsidiary stock” and (B) the sum of (x) 25% of the book value of the inventory of the Company and its Restricted Subsidiaries and (y) 50% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, in the case of each of clauses (x) and (y) above, determined based on the consolidated balance sheet of the Company for the fiscal quarter most recently ended on or prior to the date on which such Indebtedness is Incurred for which internal financial statements are available; provided, however, that, for the avoidance of doubt, the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Agreement to the extent that the Incurrence of such additional Indebtedness is Permitted pursuant to any of the other provisions of this covenant;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is subordinated to the prior payment in full in cash of all obligations with respect to the notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

(3)	the notes (other than any additional notes) and the Guarantees by the Subsidiary Guarantors of such notes;

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition or merger and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)

Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that (A) to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary of the Company Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary, and

(B) no Refinancing Indebtedness that is (x) Senior Indebtedness and (y) Incurred to refinance Indebtedness consisting of a Guarantee by a Subsidiary Guarantor of Indebtedness of the Company or any other Restricted Subsidiary that was Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or this clause (6), shall be Incurred by any Subsidiary Guarantor pursuant to this clause (6) unless, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Adjusted Leverage Ratio is no greater than 1.75 to 1.0;

(7)	Hedging Obligations Incurred in the ordinary course of business designed to manage interest rates or interest rate risk, to protect against fluctuations in currency exchange rates or to protect against fluctuations in commodity prices, and in each case, not for the purpose of speculation; provided, however, that in the case of Hedging Obligations relating to interest rates, (A) such Hedging Obligations relate to payment obligations in respect of Indebtedness otherwise permitted to be Incurred by this covenant and (B) the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(8)	Obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)	the Guarantee (A) by the Company or any Subsidiary Guarantor of Indebtedness of the Company or any Restricted Subsidiary and (B) by any Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor, which Indebtedness, in each case, was permitted to be Incurred by another provision of this covenant; provided, however, that (x) if the Indebtedness being Guaranteed is subordinated to or pari passu with the notes, then the Guarantee thereof Incurred pursuant to this clause (10) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed, and (y) no Guarantee by a Subsidiary Guarantor of Senior Indebtedness of the Company or any other Restricted Subsidiary that was Incurred pursuant to paragraph (a) or clause (4), (11) or (21), or of any Refinancing Indebtedness (including any successive refinancings) that is Senior Indebtedness Incurred to refinance Indebtedness of the Company or any other Restricted Subsidiary Incurred pursuant to such provisions, shall be Incurred pursuant to this clause (10) unless, on the date of Incurrence of such Guarantee and after giving effect thereto on a pro forma basis, the Adjusted Leverage Ratio is no greater than 1.75 to 1.0;

(11)	Purchase Money Indebtedness Incurred to finance the acquisition, development, construction, purchase, lease, repair, maintenance or improvement by the Company or a Restricted Subsidiary of assets used in the business of the Company or such Restricted Subsidiary (whether through direct acquisition of such assets or the acquisition of Capital Stock of any Person owning such assets), and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of $250 million and 2.5% of Total Assets; provided, however, that no Subsidiary Guarantor shall Incur any Senior Indebtedness pursuant to this clause (11) unless, on the date of Incurrence of such Indebtedness and after giving effect thereto on a pro forma basis, the Adjusted Leverage Ratio is no greater than 1.75 to 1.0;

(12)	Indebtedness Incurred by a Foreign Subsidiary in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed $300 million;

(13)	Indebtedness constituting reimbursement obligations in respect of workers’ compensation claims or self-insurance obligations or bid, performance, appeal or surety bonds (in each case, other than for an obligation for borrowed money);

(14)	Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(15)	the Incurrence by the Company or any Subsidiary Guarantor of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes in accordance with the Indenture;

(16)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(17)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and the Restricted Subsidiaries;

(18)	Indebtedness Incurred by a Restricted Subsidiary in connection with bankers’ acceptances or discounted bills of exchange for credit management purposes, in each case, Incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(19)	Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, Incurred in the ordinary course of business;

(20)	Guarantees of foreign third party grower obligations Incurred in the ordinary course of business; and

(21)	Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (20) above or paragraph (a)) does not exceed $250 million; provided, however, that no Subsidiary Guarantor shall Incur any Senior Indebtedness pursuant to this clause (21) unless, on the date of Incurrence of such Indebtedness and after giving effect thereto on a pro forma basis, the Adjusted Leverage Ratio is no greater than 1.75 to 1.0.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guarantee, as applicable, to at least the same extent as such Subordinated Obligations. For purposes of the foregoing, no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(d) For purposes of determining compliance with this covenant:

(1)	any Indebtedness outstanding or Incurred on the Issue Date under the Credit Agreement will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3)	the Company is entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above;

(4)	any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) above or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such paragraph or clause at the time of such reclassification; and

(5)	notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on restricted payments

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash or securities) received by the Company or any Restricted Subsidiary subsequent to the Issue Date with respect to Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person and resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital and (y) in the event that the Company redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company or a substantially concurrent cash capital contribution received by the Company from its shareholders with respect to its Qualified Capital Stock; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends or other distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividend or other distribution would have complied with this covenant; provided, however, that such dividend or other distribution shall be included in the calculation of the amount of Restricted Payments;

(4)

so long as no Default has occurred and is continuing, the purchase, redemption, retirement or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors, former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by or pursuant to authority granted by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that (A) such Restricted

Payments shall be excluded in the calculation of the amount of Restricted Payments and (B) the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $35 million in any fiscal year; provided further that the amounts in any fiscal year may be increased by an amount not to exceed:

(A)	the cash proceeds received by the Company from the sale of Qualified Capital Stock of the Company to any present or former employees, directors, officers or consultants (or their respective permitted transferees) of the Company or any Subsidiary of the Company following the Issue Date, to the extent that such cash proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of clause (a)(3) or (b)(1) above (provided that such amounts as have been applied to the payment of Restricted Payments in accordance with this clause (4) shall be excluded from the calculation of the amount of Restricted Payments permitted pursuant to clauses (a)(3)(B) and (b)(1) above); less

(B)	the amount of any Restricted Payments previously made with the cash proceeds described in subclause (A) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Company from any present or former employees, directors, officers or consultants (or their respective permitted transferees) of the Company or any Restricted Subsidiary in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment for purposes of “—Limitation on restricted payments”;

(5)	the declaration and payment of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6)	the repurchase, redemption or other acquisition or retirement of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Capital Stock represents a portion of the exercise or exchange price of such stock options, warrants or other similar rights, and/or the repurchase, redemption or other acquisition or retirement of Capital Stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon, pursuant to provisions similar to those described under “—Change of control”; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10)	in the event of an Asset Disposition that requires the Company to offer to repurchase notes pursuant to the covenant described under “—Limitation on sales of assets and subsidiary stock”, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the notes pursuant to the provisions of the covenant described under “—Limitation on sales of assets and subsidiary stock” and has repurchased all notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed (x) the amount by which Net Available Cash was reduced as a result of the offer with respect to the notes less (y) the Net Available Cash actually used to consummate the offer of the notes (and any other Senior Indebtedness included in such offer); provided further, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(11)	Restricted Payments made pursuant to binding commitments in effect on the Issue Date in an aggregate amount not to exceed $40 million; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(12)	the declaration and payment of ordinary dividends on common stock of the Company consistent with past practice in an aggregate amount not to exceed $60 million in any fiscal year; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments; or

(13)	any other Restricted Payment in an amount which, when taken together with all Restricted Payments made pursuant to this clause (13), does not exceed $50 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payment shall be included in the calculation of the amount of Restricted Payments.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to an agreement in effect or entered into on the Issue Date;

(B)

any encumbrance or restriction contained in the terms of any Indebtedness Incurred pursuant to clause (b)(1) or (b)(12) of the covenant described under “—Limitation on indebtedness” or any agreement pursuant to which such Indebtedness was issued if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the

Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes and any other Indebtedness that is an obligation of the Company and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings or agreements (as determined by the Board of Directors in good faith);

(C)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(D)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (C) of clause (1) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A) or (C) of clause (1) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Holders (as determined by the Board of Directors in good faith) than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(E)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(G)	restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(H)	provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(I)	provisions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis; and

(J)	customary provisions in joint venture agreements and other similar agreements (in each case, relating solely to the respective joint venture or similar entity or the equity interests therein) entered in the ordinary course of business;

(2)	with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on sales of assets and subsidiary stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A)	first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case, other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets or to make capital expenditures within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that a binding commitment shall be treated as a permitted application of the Net Available Cash in accordance with the requirements of this clause (3) from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) (and including amounts of Net Available Cash that remain available as a result of instances where an Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied), to make an offer to the Holders of the notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall cause the related loan commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $50 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the assumption or discharge of Indebtedness of the Company or any Restricted Subsidiary (other than Obligations in respect of Disqualified Stock of the Company or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2)	any securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Disposition, to the extent of the cash received in that conversion; and

(3)	any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $100 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Indebtedness tendered exceeds the Net Available Cash allotted to its purchase, the Company will select the Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $50 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer and, so long as all notes validly tendered and not withdrawn pursuant to such offer are purchased by the Company in compliance with this covenant, any excess of the offer amount over the amount applied to purchase notes (and such other Senior Indebtedness) pursuant to such offer may be applied by the Company for any purpose not prohibited by the Indenture.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on affiliate transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are not less favorable in any material respect to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $25 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)	if such Affiliate Transaction involves an amount in excess of $50 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case, permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “—Limitation on restricted payments”;

(2)	any Permitted Investment made pursuant to clause (15) of the definition thereof;

(3)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by or pursuant to authority granted by the Board of Directors;

(4)	loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5 million in the aggregate outstanding at any one time;

(5)	the payment of reasonable fees and expenses, and the provision of customary indemnities, to current or former employees, directors, officers or consultants of the Company and its Restricted Subsidiaries in their capacities as such;

(6)	any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(7)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(8)	transactions with customers, clients, vendors, suppliers, contractors or purchasers or sellers of goods or services, in each case, in the ordinary course of business (including pursuant to joint venture agreements);

(9)	any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions; and

(10)	any agreement as in effect on the Issue Date and described in this Registration Statement, and any renewals, amendments or extensions of any such agreement (so long as such renewals, amendments or extensions are not less favorable to the Company and the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on line of business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Limitation on liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any

Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)	the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on liens”;

(2)	the gross cash proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on sale of assets and subsidiary stock”.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Subsidiaries as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness”; and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than any Excluded Transfer) unless:

(1)	except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary of the Company, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on sales of assets and subsidiary stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (unless such Person is a Subsidiary Guarantor) shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

Future subsidiary guarantors

The Company will cause each Restricted Subsidiary that Guarantees or otherwise Incurs any Indebtedness under the Credit Agreement to, at the same time, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

SEC reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and the Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the notes when due, continued for 30 days;

(2)	a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company or any Subsidiary Guarantor to comply with its obligations under “—Certain covenants—Merger and consolidation” above;

(4)	the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “—Change of control” (other than a failure to purchase notes) or under “—Certain covenants” under “—Limitation on indebtedness”, “—Limitation on restricted payments”, “—Limitation on restrictions on distributions from restricted subsidiaries”, “—Limitation on sales of assets and subsidiary stock” (other than a failure to purchase notes), “—Limitation on affiliate transactions”, “—Limitation on line of business”, “—Limitation on liens”, “—Limitation on sale/leaseback transactions” or “—Future subsidiary guarantors”;

(5)	the failure by the Company to comply for 60 days after notice with the covenant described under “—Certain covenants—SEC reports” or its other agreements contained in the Indenture;

(6)	Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $75 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company, any Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	failure by the Company or any of its Restricted Subsidiaries to pay or discharge final judgments for the payment of money entered by a court or courts of competent jurisdiction aggregating in excess of $50 million, which judgments are not discharged, waived or stayed (to the extent not covered by insurance) for a period of 60 consecutive days following entry of such final judgments or decrees during which a stay of enforcement of each such final judgment or decree, by reason of pending appeal or otherwise, is not in effect (the “judgment default provision”); or

(9)	a Subsidiary Guarantee of a Significant Subsidiary (or the Subsidiary Guarantees of any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

However, a Default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company), the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or change the Stated Maturity of any note;

(4)	change the provisions applicable to the redemption of any note as described under “—Make-whole redemption”;

(5)	make any note payable in money other than that stated in the note;

(6)	impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any note that would adversely affect the Holders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Holders.

Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption of the obligations of the Company or any Subsidiary Guarantor under the Indenture by a successor to the Company or such Subsidiary Guarantor;

(3)	to provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(4)	to add Guarantees with respect to the notes, including any Subsidiary Guarantees, or to secure the notes;

(5)	to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(6)	to make any change that does not adversely affect the rights of any Holder of the notes;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture as of the date thereof;

(9)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(10)	to conform the text of the Indenture, the notes or any Subsidiary Guarantee to any provision of this “Description of the notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the notes or such Subsidiary Guarantee; or

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Transfer

The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and discharge

When (1) we deliver to the Trustee all outstanding notes for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, or will become due and payable within one year, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if, in either case, we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate (1) our obligations under “—Change of control” and under the covenants described under “—Certain covenants” (other than the covenant described under “—Merger and consolidation”), (2) the operation of the cross acceleration provision, (3) the bankruptcy provisions with respect to Significant Subsidiaries and Subsidiary Guarantors, (4) the judgment default provision described under “—Defaults” above and (5) the limitations contained in clause (3) of the first paragraph under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (4), (5) (solely with respect to SEC reports), (6), (7) (with respect only to the Company’s Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain covenants—Merger and consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Additional Assets” means:

(1)	any property, plant or equipment or other long-term tangible assets or intellectual property used or useful in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (1) the aggregate amount (without duplication) of Senior Indebtedness (excluding, for the avoidance of doubt, short term Indebtedness Incurred in the ordinary course of business) of the Company and the Subsidiary Guarantors (determined on a consolidated basis) as of such date of determination (excluding any such Senior Indebtedness (A) that was Incurred under clause (b)(1) or (b)(4) (subject to the following sentence), (B) that was Incurred by the Company under clause (b)(20) and (C) consisting of a Guarantee by the Company of Indebtedness that was Incurred under clause (b)(12), in each case of the covenant described under “—Certain covenants—Limitation on indebtedness”), to (2) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available (with EBITDA being determined on a pro forma basis calculated in a manner consistent with the calculation thereof for purposes of the definition of Consolidated Coverage Ratio). Notwithstanding the foregoing, in the event that (x) any new Lien is granted following the Issue Date to secure, or (y) any Guarantee of a Subsidiary Guarantor is issued following the Issue Date in respect of, any Senior Indebtedness Incurred under the provisions described in clause (b)(4) under “—Certain covenants—Limitation on indebtedness”, such Senior Indebtedness shall be included in the calculation of the Adjusted Leverage Ratio (including, for avoidance of doubt, for purposes of determining whether any such new Lien may be granted or any such new Guarantee may be issued).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain covenants—Limitation on restricted payments”, “—Certain covenants—Limitation on affiliate transactions” and “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, (x) the making of any Restricted Payment or Permitted Investment that is permitted to be made and is made under “—Limitation on restricted payments” and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenants described under “Change of control” and “—Certain covenants—Merger and consolidation”;

(C)	a disposition of assets with a Fair Market Value of less than $1 million;

(D)	a disposition of cash or Temporary Cash Investments;

(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F)	the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in bankruptcy or similar proceedings;

(G)	disposals or replacements of obsolete, worn out, uneconomical or surplus property or equipment;

(H)	any sale of Capital Stock of an Unrestricted Subsidiary;

(I)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(J)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(K)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(L)	the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company are not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole; and

(M)	the Permitted Lakeside Disposition.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, with respect to any Person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement entered into with respect to fluctuations in commodity prices.

“Consolidated Coverage Ratio”, as of any date of determination, means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance or discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any acquisition of assets, other Investment or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness during such period). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting Officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication: (1) interest expense attributable to Capital Lease Obligations, (2) amortization of debt discount and debt issuance cost, (3) capitalized interest, (4) interest accruing on any Indebtedness of any other Person (other than third party grower obligations Incurred in the ordinary course of business) that is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary, (5) non-cash interest expense (excluding convertible note non-cash interest recognized pursuant to FASB Staff Position No. APB 14-1), (6) the interest portion of any deferred payment obligation, (7) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (8) dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company) (provided, however, that such dividends will be multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith)) and (9) net payments pursuant to Interest Rate Agreements; less interest income of the Company and its Restricted Subsidiaries for the applicable period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)	any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any item properly classified as an extraordinary, unusual or nonrecurring gain, loss or charge;

(5)	the cumulative effect of a change in accounting principles;

(6)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based compensation awards;

(7)	to the extent covered by insurance and actually reimbursed (or the Company has determined in good faith that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption; and

(8)	goodwill impairments for which the relationship between market capitalization of the Company and fair value was a material determining factor,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Credit Agreement” means the ABL Revolving Credit Agreement entered into on the Issue Date, by and among the Company, certain of its Subsidiaries, the lenders referred to therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Barclays Bank plc, as Syndication Agents, Wachovia Bank, National Association and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Documentation Agents, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital, Wachovia Capital Markets, LLC and Rabo Securities USA, Inc., as joint lead arrangers and joint bookrunners, together with the related documents thereto (including any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding thereunder or under successor Credit Agreements, whether by the same or any other lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(4)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” and “—Change of control”; and

(5)	any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income, without duplication:

(1)	provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any) of the Company and its consolidated Restricted Subsidiaries; plus

(2)	Consolidated Interest Expense; plus

(3)	depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs, but excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4)	all other non-cash charges or non-cash losses of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge or loss to the extent that it represents an accrual of or reserve for cash expenditures in any future period), less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business); plus

(5)	losses of Dynamic Fuels LLC solely to the extent that neither the Company nor any Restricted Subsidiary has made any capital contribution to Dynamic Fuels LLC following the Issue Date in respect of such losses, in each case, for such period. Notwithstanding the foregoing, the provision for taxes based on the income, profits or capital of, and the depreciation and amortization and non- cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Transfer” means any disposition by either New Canada Holdings, Inc. or Tyson International Holding Company of Capital Stock of any Person held by it as of the Issue Date to any “controlled foreign corporation” (as defined in the Code).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor Guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain covenants—Limitation on indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any trade accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations of other Persons described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person that is not 100% owned by such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, other than endorsements of negotiable instruments for collection in the ordinary course of business;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, the net obligations pursuant to any Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that, in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time. Except as otherwise expressly provided herein, the term “Indebtedness” shall not include cash interest thereon.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances and trade credit to customers and distributors in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of a Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain covenants—Limitation on restricted payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by Standard & Poor’s, or an equivalent rating by any other Rating Agency.

“Issue Date” means March 9, 2009.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration or any Designated Non-cash Consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments required to be made and made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Assistant Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Holders” means (1) Mr. Don Tyson, (2) “members of the same family” of Mr. Don Tyson as defined in Section 447(e) of the Code and (3) any entity (including, but not limited to, any partnership, corporation, trust or limited liability company) in which one or more individuals described in clauses (1) and (2) hereof possess over 50% of the voting power or beneficial interests.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (a) an Asset Disposition as permitted pursuant to the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” or (b) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or (c) in satisfaction of judgments against other Persons;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations or Guarantees of Indebtedness otherwise permitted under the covenant described under “—Certain covenants—Limitation on indebtedness”;

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(15)	any Person to the extent such Investment, when taken together with all other Investments made pursuant to this clause (15) and outstanding on the date such Investment is made, does not exceed $150 million.

“Permitted Lakeside Disposition” means the disposition of the packing, feedyard and fertilizer assets of Lakeside Farm Industries Ltd and its subsidiaries, Lakeside Feeders ULC and Lakeside Feeders Partnership, to XL Foods Inc. and/or its Affiliates.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case, Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens to secure Indebtedness Incurred under the provisions described in clause (b)(1) under “—Certain covenants—Limitation on indebtedness”;

(8)	Liens existing on the Issue Date;

(9)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)

Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such

Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(C)	no Liens securing any Refinancing Indebtedness in respect of the TFM Notes shall be Incurred pursuant to this clause (13);

(14)	Liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (b)(12) of the covenant described under “—Certain covenants—Limitation on indebtedness”; and

(15)	other Liens to secure Indebtedness as long as (A) the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (15) does not exceed the greater of (i) $500 million and (ii) 50% of the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available (with EBITDA being determined on a pro forma basis calculated in a manner consistent with the calculation thereof for purposes of the definition of Consolidated Coverage Ratio), and (B) at the time of incurrence of a Lien pursuant to this clause (15) (and after giving effect to the Incurrence of the Indebtedness secured by such Lien), the Adjusted Leverage Ratio is no greater than 1.75 to 1.0.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case, where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition or construction by the Company or a Restricted Subsidiary of such asset (whether through direct acquisition of such asset or the acquisition of Capital Stock of any Person owing such asset) including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred within 270 days after such acquisition or construction of such assets.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, Guaranteed or advanced by such Person or any Subsidiary of such Person (including in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Company.

“Rating Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or, if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or, if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is expressly subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or Indebtedness of a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or (without duplication) payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by the Company or a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include (in the case of clauses (5) and (6), solely for purposes of the covenant described under “Certain covenants—Limitation on sales of assets and subsidiary stock”):

(1)	any obligation of such Person to the Company or any Subsidiary of the Company;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)	any Capital Stock;

(5)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(6)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to any Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter Guarantees the notes pursuant to the terms of the Indenture.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year or less from the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (1) and (2) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing within one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard & Poor’s;

(5)	investments in securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6)	investments in any funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“TFM Notes” means the 7.95% Senior Notes due 2010 and the 7.125% Senior Notes due 2026 of Tyson Fresh Meats, Inc. outstanding as of the Issue Date.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that, at the time of determination, shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain covenants—Limitation on restricted payments”.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain covenants—Limitation on indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying and similar shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

BOOK-ENTRY SYSTEM

Book-Entry, Delivery and Form

The old notes are, and the new notes will be, represented by one or more global notes in registered, global form without interest coupons, collectively referred to as the “Global Notes.” The Global Notes initially will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of Cede & Co., in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, collectively referred to as the “Participants,” and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, collectively referred to as the “Indirect Participants.” Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global

Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the new notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the Global Notes for legended new notes in certificated form, and to distribute such notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any of our respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form, referred to as the “Certificated Notes,” if (1) DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary within 90 days, or (2) there has occurred and is continuing an Event of Default and DTC notifies the Trustee of its decision to exchange Global Notes for notes in certificated form.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon at least 20 days’ prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither we nor the Trustee will be liable for any delay by a Global Note holder or DTC in identifying the beneficial owners of the new notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or DTC for all purposes.

Same Day Settlement and Payment

We will make payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The new notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to (i) the exchange of the old notes for new notes pursuant to the exchange offer by holders that acquired their old notes on original issuance for cash at the initial offering price and (ii) the ownership and disposition of the new notes as of the date of this prospectus. This summary does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners that hold the old notes, and that will hold the new notes, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities for United States federal income tax purposes, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States subject to section 877 of the Code and taxpayers subject to the alternative minimum tax. This summary also does not discuss new notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable estate or gift, state, local or non-United States tax laws is not discussed.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the exchange of old notes for new notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON AND CANNOT BE RELIED UPON BY ANY PERSON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

United States Holders

The term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

(1)	an individual who is a citizen or a resident of the United States;

(2)	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof or other political subdivision;

(3)	an estate, the income of which is includable in gross income for United States federal income taxation regardless of its source; or

(4)	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

In the case of a beneficial owner of notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, then you should consult your own tax advisors.

Interest Income

Generally, qualified stated interest on a new note will be taxable to a United States Holder as ordinary interest income (in accordance with the holder’s regular method of accounting) at the time such payments are accrued or received. Qualified stated interest is generally the stated interest payments on the new note.

Original Issue Discount

The new notes will be treated as being issued with original issue discount (“OID”) for United States federal income tax purposes. The amount of OID on a new note will generally equal the excess of the “principal amount” of such note over its “issue price.” The “issue price” of a note will equal the first price at which a substantial amount of notes are sold for money, excluding sales to underwriters, placement agents or wholesalers, which in this case would be the price at which the old notes were sold.

A United States Holder will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the new note for each day during the taxable year on which such holder holds the new note, whether reporting on the cash or accrual basis of accounting for United States federal income tax purposes. Thus, a United States Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the new note at the beginning of the accrual period multiplied by the yield to maturity of the new note less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of a new note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on such note in all prior accrual periods, and decreased by any payments made during all prior accrual periods of amounts included in the stated redemption price at maturity of such note.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of New Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) that holder’s adjusted tax basis in the new note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the new note (less any portion allocable to any accrued and unpaid interest, which will be treated as ordinary income). A United States Holder’s adjusted tax basis in a new note generally will equal carry over basis from the corresponding old note, increased by any OID included in the United States Holder’s income with respect to such note prior to its disposition, reduced by any payments on the note received by such holder other than payments of qualified stated interest. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at reduced rates. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Exchange of Notes in the Exchange Offer

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event. Consequently, a United States Holder’s tax basis in a new note should be the same as its tax basis in the corresponding old note immediately before the exchange, and such holder’s holding period in the new note should include the holder’s holding period in the old note exchanged therefor.

Information Reporting and Backup Withholding

In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest (including OID) on a new note and payments of the proceeds of the sale or other disposition of a new note, to certain non-corporate United States Holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

The term “non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a United States Holder.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of the notes at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

(1)	certain former citizens or residents of the United States;

(2)	controlled foreign corporations;

(3)	passive foreign investment companies;

(4)	corporations that accumulate earnings to avoid United States federal income tax;

(5)	investors in pass-through entities that are subject to special treatment under the Code; and

(6)	non-United States Holders that are engaged in the conduct of a United States trade or business.

Interest Income and OID

As noted above, the old notes were issued with OID, which will carryover to the new notes. Subject to the discussion of backup withholding below, interest paid (including OID) on a new note by us or any paying agent to a non-United States Holder generally will be exempt from United States withholding under the “portfolio interest exemption;” provided that (i) the non-United States Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, though stock ownership, (iii) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (iv) either (a) the non-United States Holder provides to us or our paying agent an applicable IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the new notes on behalf of the non-United States Holder and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a new note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest (including OID) made to such holder generally will be subject to United States withholding at the rate of 30%, unless the holder provides us or our agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction of the withholding obligation under the benefit of a tax treaty.

Sale, Exchange, Redemption, Retirement or Other Disposition of Notes

Subject to the discussion of backup withholding below, a non-United States Holder generally will not be subject to United States federal income tax or withholding on any gain realized on a sale, exchange, redemption, retirement or other disposition of a new note (other than any amount representing accrued but unpaid interest on the new note, which is subject to the rules discussed above under “Non-United States Holders-Payment of Interest”) unless the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Exchange of Notes in the Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the new notes received by a non-U.S. Holder will be treated as a continuation of the old notes in the hands of such non-U.S. Holder. Accordingly, such a non-U.S. Holder will have the same tax basis and holding period in the new notes as it had in the old notes immediately prior to the exchange.

Information Reporting and Backup Withholding

The amount of interest (including OID) paid to a non-United States Holder and the amount, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a non-United States Holder is resident. Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a non-United States Holder generally will not be subject to backup withholding with respect to interest payments on, and the proceeds from disposition of, a new note, unless we or our paying agent know or have reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of a note are as follows:

•

If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding or information reporting.

•

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding) unless the non- United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in the new notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include plan assets of such plans, accounts and arrangements (each, a “Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, such as exercising prudence in selecting investments, diversifying investments to minimize the risk of losses to the Plan, and acting in accordance with the documents and instruments governing the Plan. In addition, Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code (each, a “Party in Interest”), unless an exemption is available. A Party in Interest who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and the transaction may have to be rescinded at significant cost to us. The U.S. Department of Labor has granted certain class exemptions including, without limitation, Prohibited Transaction Class Exemption (“PTCE”) 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), and PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) which, if their terms are met, may permit transactions that would otherwise be prohibited under Section 406 of ERISA or Section 4975 of the Code. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

An investment in the new notes by a Plan may result in a prohibited transaction under ERISA or the Code if we or any of our affiliates were considered a Party in Interest with respect to such Plan. Although we do not expect to be a Party in Interest with respect to any Plan at the time the new notes are issued (other than Plans sponsored by us or our affiliates for the benefit of our or our affiliate’s employees, which are not permitted to invest in the new notes) or provide services in the foreseeable future to Plans that would make us a Party in Interest, there can be no assurance that we will not become a Party in Interest with respect to one or more Plans while the new notes remain outstanding. This could happen, for example, if we were acquired by an entity that is a Party in Interest to one or more Plans. Accordingly, each investor and subsequent transferee by its exchange and holding of the new notes (or any interest in a new note) will be deemed to have represented and agreed that either: (i) it is not, and will not be for so long as it holds any new note (or interest in a new note), a Plan, or a governmental, non-U.S., church or other plan which is subject to any federal, state, local or non-U.S. law substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) and no portion of the assets used by such purchaser or transferee to acquire and hold the new notes constitutes assets of any Plan; or (ii) its acquisition, holding and disposition of such new notes will not constitute or result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, non-U.S., church or other plan, a violation of any Similar Law).

Any Plan that is considering an investment in the new notes (or interests therein) should consult with its counsel to confirm that such investment will satisfy applicable requirements of ERISA, the Code and Similar Law, and that it can make the deemed representation set forth above. The issuance of the new notes to a Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities, and who receives the new notes in exchange for such old notes pursuant to the exchange offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old securities where such old securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the effective date of the registration statement for the exchange offer and ending on the close of business 180 days after the last exchange date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the last exchange date for the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the issuance of the new notes and related guarantees offered hereby will be passed upon for Tyson by Kutak Rock LLP and certain legal matters relating to the guarantees of the new notes by Tyson’s Mississippi subsidiary and North Carolina subsidiaries will be passed upon for Tyson by Brunini, Grantham, Grower & Hewes, PLLC and Nexsen Pruet, PLLC, respectively.

EXPERTS

The consolidated financial statements of Tyson Foods, Inc. (the Company), appearing in the Company’s Current Report on Form 8-K filed on June 26, 2009, and the effectiveness of the Company’s internal control over financial reporting as of September 27, 2008, appearing in the Company’s Annual Report on Form 10-K for the year ended September 27, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-4 to register the new notes being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement. For further information about Tyson and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are also available at the SEC’s Internet Web site at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. The documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer are being incorporated herein by reference (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Our Annual Reports on Form 10-K for the year ended September 27, 2008;

(b)	Our Quarterly Reports on Form 10-Q for the periods ended December 27, 2008 and March 28, 2009;

(c)	Our Current Reports on Form 8-K filed with the SEC on December 17, 2008, January 8, 2009, February 18, 2009, February 19, 2009, February 27, 2009, March 10, 2009, June 12, 2009 and June 26, 2009; and

(d)	Our Current Report on Form 8-K/A filed with the SEC on June 5, 2009.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Tyson Foods, Inc., Investor Relations Department, 2200 Don Tyson Parkway, Springdale, AR 72762, telephone (479) 290-5410.